Exhibit 99.1

Company Contact:

Pam Scott

Director of Corporate Communications

(509) 777-6393

Red Lion Hotels Reports Fourth Quarter

and Full Year 2011 Results

SPOKANE, Wash., February 28, 2012—Red Lion Hotels Corporation (NYSE: RLH), a western U.S. based owner and franchisor of midscale hotels, today announced its results for the fourth quarter and year ended December 31, 2011.

Comparable operating results and data from continuing operations (as disclosed in the table by the same title) for the periods included in this release exclude from hotel operations the results of the Red Lion Hotel on Fifth Avenue in Seattle, which was sold in the second quarter of 2011. Following the sale, this property continues to operate as a franchised hotel and the company is therefore required to report its financial results in continuing operations.

Fourth Quarter Overview:

•	RevPAR for comparable owned and leased hotels decreased 0.9 percent year over year

•	Comparable EBITDA from continuing operations before special items increased $1.9 million compared with fourth quarter 2010

•	Recorded pre-tax goodwill and asset impairment charges of $20.5 million in continuing operations

•	Net loss from continuing operations, including the impairment charges, was $20.2 million compared to $7.1 million in the prior year

•	Acquired 10 previously leased hotels in a tax-deferred exchange

•	Added three new franchised hotels in New Mexico

Full Year Overview:

•	RevPAR from comparable owned and leased hotels increased 2.7 percent

•	Comparable EBITDA from continuing operations before special items decreased $3.9 million compared to prior year

•	Recorded pre-tax goodwill and asset impairment charges of $22.7 million in continuing operations

•	Sold Seattle Fifth Avenue for $71 million and recorded a gain of $33.5 million.

•	Net loss from continuing operations was $6.0 million compared to $7.9 million in the prior year

•	Added six new franchised hotels

“In 2011, our RevPAR growth exceeded that of our competitors in our markets and we continued to maintain our market share,” said Jon E. Eliassen, President and Chief Executive Officer of Red Lion Hotels Corporation. “At the same time, we significantly improved our balance sheet by paying down debt and acquiring previously leased hotels. As we look forward, we believe our hotels will be well positioned to compete for business when the economy recovers in our region.”

Total revenue from continuing operations reported during the fourth quarter was $33.2 million compared to $36.0 million in the fourth quarter of 2010. On a comparable basis, total revenue increased $0.4 million from $32.8 million in the fourth quarter of 2010. Fourth quarter 2011 reported a net loss from continuing operations of $20.2 million, or $1.05 per share, compared to a net loss from continuing operations of $7.1 million, or $0.38 per share, for the prior year period. Fourth quarter 2011 results from continuing operations include $20.5 million in pre-tax impairment charges, of which $14.2 million is related to the Company’s goodwill and $6.3 million is related to the assets of the Red Lion Hotel Denver Southeast and Red Lion Hotel Vancouver at the Quay hotels. These impairment charges are reflected as special items in 2011 results. In the fourth quarter of 2011, comparable EBITDA from continuing operations before special items was $1.7 million, compared to ($0.2) million, for the fourth quarter of 2010.

Summary Results

Revenue and EBITDA from continuing operations for the three months and full year ended December 31, 2011, and December 31, 2010, follow:

($ in thousands)
	Three months ended December 31,			Year ended December 31,
	2011	2010	% change	2011	2010	% change
Total revenue, as reported	$33,188	$35,982	-7.8%	$156,080	$159,304	-2.0%
Results before special items: (1)
EBITDA from continuing operations	$1,702	$760	123.9%	$15,598	$22,567	-30.9%
Results as reported:
EBITDA from continuing operations	$(18,808)	$(3,413)	n/m	$26,481	$17,175	54.2%

(1)

The above excludes asset and goodwill impairments, gain on sale of assets, severance charges and charges associated with a franchise and sublease termination which are included in the non-GAAP reconciliation schedule named, “Disclosure of Special Items” contained in this release.

In addition, on a comparable continuing operations basis, key hotel operating metrics and EBITDA for the three months and full year ended December 31, 2011, and December 31, 2010, are highlighted below for owned and leased hotels:

	Three months ended December 31,				Year ended December 31,
	2011	2010	change		2011	2010	change
RevPAR (revenue per available room)	$38.01	$38.35	-0.9%		$47.45	$46.22	2.7%
ADR (average daily rate)	$76.71	$76.33	0.5%		$81.71	$81.24	0.6%
Occupancy	49.6%	50.2%	(60	)bps	58.1%	56.9%	120	bps
Hotels revenue:
Rooms	$19,454	$19,627	-0.9%		$96,355	$93,855	2.7%
Food and beverage	8,763	8,546	2.5%		32,741	32,968	-0.7%
Other revenue	684	818	-16.4%		3,208	3,276	-2.1%

Total hotels revenue	$28,901	$28,991	-0.3%		$132,304	$130,099	1.7%

Hotel direct operating margin	13.8%	8.4%			19.2%	20.5%

Comparable EBITDA from continuing operations before special items (1)	$1,702	$(165)	n/m		$13,897	$17,755	-21.7%

(1)

The above excludes asset and goodwill impairments, gain on sale of assets, severance charges and charges associated with a franchise and sublease termination which are included in the non-GAAP reconciliation schedule named, “Disclosure of Special Items” contained in this release.

Fourth Quarter 2011 Results

In the fourth quarter of 2011, for comparable owned and leased hotels from continuing operations, excluding Seattle Fifth Avenue, occupancy decreased 60 basis points to 49.6 percent and ADR increased 0.5 percent to $76.71. Both contributed to a 0.9 percent decrease in comparable RevPAR year over year.

On a comparable hotel basis, EBITDA from continuing operations before special items was $1.7 million for the fourth quarter compared to ($0.2) million in the prior year period. Hotel revenue on a comparable basis of $28.9 million was flat compared to the same period a year ago. Food and beverage revenue on a comparable basis increased $0.2 million compared to the prior year at $8.5 million. Hotel direct operating margin on a comparable basis increased to 13.8 percent from 8.4 percent in the same period in 2010. This improvement was due to prior year workers’ compensation recoveries, payroll cost containment initiatives and an improvement in food margins.

Franchise revenue increased to $1.1 million from $0.8 million. Profitability improved year-over-year as fourth quarter 2010 results were negatively impacted by the termination of the franchise agreement with the previous subtenant of the Sacramento property.

Revenue in the entertainment segment was essentially flat at $2.4 million compared to the same period last year.

Full Year Ended December 31, 2011 Results

Total revenue on a comparable basis for the full year ended December 31, 2011 was $150.1 million versus $145.0 million in the prior year. Comparable revenue from hotels of $132.3 million was up $2.2 million, or 1.7 percent. Comparable hotel direct operating margin declined to 19.2 percent from 20.5 percent in the prior year period, primarily driven by increased sales, marketing, energy and maintenance costs. Labor costs for 2011 were positively impacted by seasonal reductions in the fourth quarter.

RevPAR for comparable owned and leased hotels increased 2.7 percent driven by a 120 basis point increase in occupancy and a 0.6 percent increase in ADR.

Franchise revenue increased to $4.0 million from $3.2 million. Profitability improved year-over-year as fourth quarter 2010 results were negatively impacted by the termination of the franchise agreement with the previous subtenant of the Sacramento property.

Entertainment revenue increased $2.1 million driven by a favorable mix of productions during the year. This increase was partially offset by a decrease in revenue from the ticketing portion of this segment. Ticketing revenue was negatively impacted by weak demand for entertainment events in the company’s markets.

Discontinued Operations

During the quarter, the company listed for sale its hotels in Medford, Ore., and Missoula, Mont., two non-core assets in which the company does not expect to maintain significant continuing involvement. Accordingly, the operations of these properties have been classified as “discontinued operations” in the company’s statement of operations. This presentation, as required under generally accepted accounting principles (“GAAP”), separately reports the revenue and expenses including any related asset impairment charges, net of income taxes as “net income (loss) from discontinued operations” on the company’s statement of operations for this quarter and any comparable periods presented.

Asset Impairments

During the fourth quarter, the company recorded $20.5 million in pre-tax goodwill and asset impairment charges in continuing operations as follows:

•

The company conducted its annual goodwill impairment analysis in the fourth quarter and concluded that, due to the decline in hotel profitability, the portion of the goodwill asset related to hotel operations was fully impaired. As a result, the company recorded $14.2 million in goodwill impairment.

•	The company recorded an impairment of the assets of the Red Lion Hotel Denver Southeast totaling $4.6 million to reflect the estimated fair value of the hotel net of selling costs.

•

Due to an anticipated right of way acquisition by the State of Washington of the Red Lion Hotel Vancouver at the Quay property in order to construct a replacement of the I-5 Bridge, the company recorded an asset impairment of $1.7 million to reflect the fair value of the related assets.

In the third quarter, the company recorded a $2.2 million pre-tax asset and goodwill impairment charge related to the held for sale hotel in Helena, Mont., to reflect the estimated fair value of the hotel net of selling costs.

These impairment charges are excluded from our reported EBITDA from continuing operations before special items for 2011 and separately identified in the Company’s operating results.

Liquidity and Balance Sheet

As of December 31, 2011, the company had $1.9 million in cash and cash equivalents, and $6.8 million available on its line of credit. Additionally, as of December 31, 2011, the company had outstanding debt of $101.3 million, of which $4.1 million is current. This compares to outstanding debt of $126.0 million, of which $43.3 million was current, at December 31, 2010.

Capital expenditures for the full year ended December 31, 2011, totaled $8.9 million primarily for hotel improvement projects.

The Red Lion Colonial Hotel in Helena, Red Lion Inn Missoula, Red Lion Hotel Denver Southeast and Red Lion Hotel Medford were classified as assets held for sale on the balance sheet at December 31, 2011. Denver Southeast, Medford and Missoula were added to this classification in the fourth quarter of 2011.

In November, the company paid $37 million to purchase 10 previously leased hotels from a subsidiary of iStar Financial Inc.

In October, the company completed an expanded $40 million credit facility with Wells Fargo Bank, making available up to $10 million on a revolving line, in addition to $30 million in term debt obtained in September 2011. In connection with the expansion of this credit facility, the company retired $22 million of CMBS debt.

Franchise Update

In November and December, the company added three franchised hotels in Farmington, Gallup and Grants, N.M. These hotels expanded the company’s western United States footprint from eight states to nine.

Subsequent Events

In January, the company listed for sale the Red Lion Hotel Denver Southeast. The company expects to maintain the hotel’s Red Lion affiliation as a franchised property.

Outlook for 2012

Based on the outlook for the markets in which the company operates and information available today, the company is providing the following guidance for 2012:

•	Full year 2012 RevPAR for comparable owned and leased hotels is expected to increase 2 to 4 percent over 2011 on an annual basis.

•	The company expects to invest $10 million in capital improvements in 2012.

Conference Call Information

The company will conduct a conference call on February 28, 2012, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Jon E. Eliassen and Executive Vice President and Chief Financial Officer Julie Shiflett. Executive Vice President and Chief Operating Officer George Schweitzer will also be available to answer questions.

To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 230-1096. International callers should dial (612) 288-0337.

This conference call will also be webcast live at http://www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 4:00 p.m. Pacific Time on February 28, 2012, through March 28, 2012, at (800) 475-6701 or (320) 365-3844 (International) access code – 236301. The replay will also be available shortly after the call on the Red Lion website.

About Red Lion Hotels Corporation:

Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of midscale hotels under its Red Lion® brand. As of December 31, 2011, the RLH hotel network was comprised of 48 hotels located in nine states and one Canadian province, with 9,010 rooms and 452,387 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and in other documents filed by the Company with the Securities and Exchange Commission.

Red Lion Hotels Corporation

Consolidated Statements of Operations

(unaudited)

($ in thousands, except footnotes and per share amounts)

	Three months ended December 31,
	2011	2010	$ Change	% Change
Revenue:
Hotels	$28,901	$32,184	$(3,283)	-10.2%
Franchise	1,085	761	324	42.6%
Entertainment	2,439	2,370	69	2.9%
Other	763	667	96	14.4%

Total revenues	33,188	35,982	(2,794)	-7.8%

Operating expenses:
Hotels	24,907	28,816	(3,909)	-13.6%
Franchise	950	940	10	1.1%
Entertainment	2,348	2,225	123	5.5%
Other	524	321	203	63.2%
Depreciation and amortization	4,461	5,192	(731)	-14.1%
Hotel facility and land lease (1)	1,322	147	1,175	n/m
Goodwill impairment (2)	14,236	—	14,236	n/m
Asset impairment (2)	6,274	5,733	541	9.4%
Loss (gain) on asset dispositions, net	319	248	(71)	-28.6%
Undistributed corporate expenses	1,148	1,068	80	7.5%

Total expenses	56,489	44,690	11,799	26.4%

Operating income (loss)	(23,301)	(8,708)	(14,593)	-167.6%
Other income (expense):
Interest expense	(1,802)	(2,241)	(439)	-19.6%
Other income, net	22	96	(74)	-77.1%

Income (loss) before income taxes	(25,081)	(10,853)	(14,228)	-131.1%
Income tax (benefit) expense	(4,923)	(3,796)	(1,127)	29.7%

Net income (loss) from continuing operations	(20,158)	(7,057)	(13,101)	-185.6%

Discontinued operations:
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $(64) and $(96) respectively	(114)	(170)	56	32.9%
Impairment of the assets of the discontinued business units, net of income tax (benefit) expense of $(370)	(651)	—	(651)	n/m

Net income (loss) from discontinued operations	(765)	(170)	(595)	n/m

Net income (loss)	(20,923)	(7,227)	(13,696)	-189.5%

Less: Net income or (loss) attributable to noncontrolling interest	10	7	3	42.9%

Net income (loss) attributable to Red Lion Hotels Corporation (1,2)	$(20,913)	$(7,220)	$(13,693)	-189.7%

Earnings per share—basic
Net income (loss) from continuing operations	$(1.05)	$(0.38)
Net Income (loss) from discontinued operations	$(0.04)	$(0.01)
Net income (loss) attributable to Red Lion Hotels Corporation	$(1.09)	$(0.39)
Weighted average shares—basic	19,123	18,732
Non-GAAP Financial Measures:
EBITDA (1,2,3)	$(19,941)	$(3,576)	$(16,365)	457.6%
EBITDA as a percentage of revenues	-60.1%	-9.9%
EBITDA from continuing operations (1,2,3)	$(18,808)	$(3,413)	$(15,395)	451.1%
EBITDA from continuing operations as a percentage of revenues	-56.7%	-9.5%

(1)

The three months ended December 31, 2010 include a $1.8 million credit related to the termination of a franchise and sublease agreement. This item is discussed further in this release under Disclosure of Special Items.

(2)

The three months ended December 31, 2011 include an impairment charge of $4.6 million related to a hotel located in Denver, Colorado, an impairment charge of $1.7 million related to a hotel located in Vancouver, Washington and a goodwill impairment charge for $14.2 million. The three months ended December 31, 2010 include an impairment charge of $5.7 million related to the termination of a franchise and sublease agreement. These items are discussed further in this release under Disclosure of Special Items.

(3)	The definition of “EBITDA” and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation

Consolidated Statements of Operations

(unaudited)

($ in thousands, except footnotes and per share amounts)

	Year ended December 31,
	2011	2010	$ Change	% Change
Revenue:
Hotels	$138,291	$144,378	$(6,087)	-4.2%
Franchise	3,955	3,209	746	23.2%
Entertainment	11,379	9,236	2,143	23.2%
Other	2,455	2,481	(26)	-1.0%

Total revenues	156,080	159,304	(3,224)	-2.0%

Operating expenses:
Hotels	111,498	112,934	(1,436)	-1.3%
Franchise	4,092	3,118	974	31.2%
Entertainment	10,584	7,769	2,815	36.2%
Other	1,733	1,598	135	8.4%
Depreciation and amortization	18,651	20,462	(1,811)	-8.9%
Hotel facility and land lease (1)	7,252	5,117	2,135	41.7%
Goodwill impairment (2)	14,236	—	14,236	n/m
Asset impairment (2)	8,430	5,733	2,697	47.0%
Loss (gain) on asset dispositions, net (3)	(33,379)	(25)	33,354	n/m
Undistributed corporate expenses (4)	5,503	6,304	(801)	-12.7%

Total expenses	148,600	163,010	(14,410)	-8.8%

Operating income (loss)	7,480	(3,706)	11,186	n/m
Other income (expense):
Interest expense	(8,372)	(9,073)	701	7.7%
Other income, net	436	409	27	6.6%

Income (loss) before income taxes	(456)	(12,370)	11,914	n/m
Income tax (benefit) expense	5,514	(4,520)	(10,034)	n/m

Net income (loss) from continuing operations	(5,970)	(7,850)	1,880	n/m

Discontinued operations:
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $(250) and $(397) respectively	(441)	(731)	290	39.7%
Impairment of the assets of the discontinued business units, net of income tax (benefit) expense of $(370) and $(20) respectively	(651)	(38)	(613)	n/m

Net income (loss) from discontinued operations	(1,092)	(769)	(323)	-42.0%

Net income (loss)	(7,062)	(8,619)	1,557	n/m

Less: Net income or (loss) attributable to noncontrolling interest	(86)	10	(96)	n/m

Net income (loss) attributable to Red Lion Hotels Corporation (1,2,3,4)	$(7,148)	$(8,609)	$1,461	n/m

Earnings per share—basic
Net income (loss) from continuing operations	$(0.31)	$(0.43)
Net Income (loss) from discontinued operations	$(0.06)	$(0.04)
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.37)	$(0.47)
Weighted average shares—basic	19,053	18,485

Non-GAAP Financial Measures:
EBITDA (1,2,3,4,5)	$25,139	$16,444	$8,695	n/m
EBITDA as a percentage of revenues	16.1%	10.3%
EBITDA from continuing operations (1,2,3,4,5)	$26,481	$17,175	$9,306	n/m
EBITDA from continuing operations as a percentage of revenues	17.0%	10.8%

(1)

The year ended December 31, 2010 includes a $1.8 million credit related to the termination of a franchise and sublease agreement. This item is discussed further in this release under Disclosure of Special Items.

(2)

The year ended December 31, 2011 includes an impairment charge of $2.2 million related to a hotel located in Helena, an impairment charge of $4.6 million related to a hotel located in Denver, Colorado, an impairment charge of $1.7 million related to a hotel located in Vancouver, Washington, and a $14.2 million dollar goodwill impairment charge. The year ended December 31, 2010 includes an impairment charge of $5.7 million related to the termination of a franchise and sublease agreement. These items are discussed further in this release under Disclosure of Special Items.

(3)	Includes $33.5 million gain on the sale of hotel property located in Seattle, WA as discussed further in this release under Disclosure of Special Items.
(4)

Includes $1.2 million of cash and non-cash expense recorded in the first quarter of 2010 related to the separation of the company’s former President and CEO, as discussed further in this release under Disclosure of Special Items.

(5)	The definition of “EBITDA” and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation

Consolidated Balance Sheets

(unaudited)

($ in thousands, except share data)

	December 31, 2011	December 31, 2010
Assets:
Current assets:
Cash and cash equivalents	$1,981	$4,012
Restricted cash	3,358	4,120
Accounts receivable, net	7,591	5,985
Inventories	1,346	1,328
Prepaid expenses and other	1,973	1,937
Deferred income taxes	4,291	—
Assets held for sale	30,380	—

Total current assets	50,920	17,382

Property and equipment, net	232,589	272,030
Goodwill	8,512	28,042
Intangible assets, net	6,992	7,984
Other assets, net	5,883	6,044

Total assets	$304,896	$331,482

Liabilities:
Current liabilities:
Accounts payable	$4,928	$7,146
Accrued payroll and related benefits	2,103	4,367
Accrued interest payable	231	276
Advance deposits	380	487
Other accrued expenses	9,249	10,178
Revolving credit facility	844	18,000
Long-term debt, due within one year	3,274	25,275

Total current liabilities	21,009	65,729

Long-term debt, due after one year	66,378	51,877
Deferred income	4,643	4,859
Deferred income taxes	16,176	7,427
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	139,031	160,717

Stockholders’ equity:
Red Lion Hotels Corporation stockholders’ equity
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,172,670 and 18,869,254 shares issued and outstanding	192	189
Additional paid-in capital, common stock	149,027	146,834
Retained earnings	16,589	23,737

Total Red Lion Hotels Corporation stockholders’ equity	165,808	170,760
Noncontrolling interest	57	5

Total stockholders’ equity	165,865	170,765

Total liabilities and stockholders’ equity	$304,896	$331,482

Red Lion Hotels Corporation

Additional Hotel Statistics

(unaudited)

System-wide Hotels as of December 31, 2011

			Meeting Space
	Hotels	Rooms	(sq. ft.)
Red Lion Owned or Leased Hotels (1):
Comparable Continuing Operations	28	5,563	280,574
Discontinued Operations	2	261	10,192
Red Lion Franchised Hotels (1)	18	3,186	161,621

Total Red Lion Hotels	48	9,010	452,387

Comparable Hotel Statistics from Continuing Operations (1,2)

	Three months ended December 31, 2011			Three months ended December 31, 2010
	Average Occupancy (3)	ADR (4)	RevPAR (5)	Average Occupancy (3)	ADR (4)	RevPAR (5)
Owned and Leased Hotels	49.6%	$76.71	$38.01	50.2%	$76.33	$38.35
Franchised Hotels	56.1%	$81.53	$45.73	54.1%	$82.67	$44.74

Total System Wide	51.3%	$78.15	$40.13	51.3%	$78.16	$40.10

Change from prior comparative period:
Owned and Leased Hotels	(0.6)	0.5%	-0.9%
Franchised Hotels	2.0	-1.4%	2.2%

Total System Wide	—	—	0.1%

	Year ended December 31, 2011			Year ended December 31, 2010
	Average Occupancy (3)	ADR (4)	RevPAR (5)	Average Occupancy (3)	ADR (4)	RevPAR (5)
Owned and Leased Hotels	58.1%	$81.71	$47.45	56.9%	$81.24	$46.22
Franchised Hotels	64.5%	$85.59	$55.24	60.3%	$86.70	$52.27

Total System Wide	59.8%	$82.86	$49.59	57.8%	$82.80	$47.88

Change from prior comparative period:
Owned and Leased Hotels	1.2	0.6%	2.7%
Franchised Hotels	4.2	-1.3%	5.7%

Total System Wide	2.0	0.1%	3.6%

(1)

Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics. The Seattle property has been excluded from the owned and leased hotel statistics and included in the franchised statistics for all periods shown

(2)	Excludes two hotels identified as discontinued operations.
(3)

Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation

Comparable Operating Results and Data From Continuing Operations

(unaudited)

($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that are owned or leased by the company and the operations of which are included in the consolidated results from continuing operations for the entirety of the reporting periods being compared.

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Comparable total revenue (2)	$33,188	$32,789	$150,093	$145,025
Comparable hotel revenue (2)	28,901	28,991	132,304	130,099
Comparable hotel operating expense (3)	24,907	26,548	106,859	103,469
Comparable hotel direct operating profit (1)	3,994	2,443	25,445	26,630
Comparable hotel direct operating margin (1)	13.8%	8.4%	19.2%	20.5%
Comparable total EBITDA from continuing operations before special items (4)	$1,702	$(165)	$13,897	$17,755

(1)

Operating profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP margins are calculated using amounts presented in the consolidated statements of operations. Comparable margins are calculated using amounts presented in the table above.

(2)	The reconciliation of total and hotel revenue per the consolidated statements of operations to comparable total and hotel revenue is as follows:

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Total revenue per the consolidated statements of operations	$33,188	$35,982	$156,080	$159,304
less: Revenue from Seattle Fifth Avenue property	—	(3,193)	(5,987)	(14,279)

Comparable total revenue	$33,188	$32,789	$150,093	$145,025
Hotel revenue per the consolidated statements of operations	$28,901	$32,184	$138,291	$144,378
less: Revenue from Seattle Fifth Avenue property	—	(3,193)	(5,987)	(14,279)

Comparable hotel revenue	$28,901	$28,991	$132,304	$130,099

(3)	The reconciliation of hotel operating expense per the consolidated statements of operations to comparable hotel operating expense is as follows:

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Hotel operating expense per the consolidated statements of operations	$24,907	$28,816	$111,498	$112,934
less: Operating expense from Seattle Fifth Avenue property	—	(2,268)	(4,639)	(9,465)

Comparable hotel operating expense	$24,907	$26,548	$106,859	$103,469

(4)	The reconciliation of EBITDA from continuing operations before special items per the table titled “Disclosure of Special Items” to comparable total EBITDA before special items is as follows:

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
EBITDA before special items per the table “Disclosure of Special Items”	$1,702	$760	$15,598	$22,567
less: EBITDA of Seattle Fifth Avenue property	—	(925)	(1,701)	(4,812)

Comparable total EBITDA from continuing operations before special items	$1,702	$(165)	$13,897	$17,755

Red Lion Hotels Corporation

Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation

(unaudited)

($ in thousands)

The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) attributable to Red Lion Hotels Corporation for the periods presented:

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
EBITDA	$(19,941)	$(3,576)	$25,139	$16,444
Income tax benefit (expense)	5,357	3,892	(4,894)	4,937
Interest expense	(1,802)	(2,241)	(8,372)	(9,073)
Depreciation and amortization	(4,527)	(5,295)	(19,021)	(20,917)

Net income (loss) attributable to Red Lion Hotels Corporation	$(20,913)	$(7,220)	$(7,148)	$(8,609)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
EBITDA from continuing operations	$(18,808)	$(3,413)	$26,481	$17,175
Income tax benefit (expense)	4,923	3,796	(5,514)	4,520
Interest expense	(1,802)	(2,241)	(8,372)	(9,073)
Depreciation and amortization	(4,461)	(5,192)	(18,651)	(20,462)
Discontinued operations, net of tax	(765)	(170)	(1,092)	(769)

Net income (loss) attributable to Red Lion Hotels Corporation	$(20,913)	$(7,220)	$(7,148)	$(8,609)

NON-GAAP FINANCIAL MEASURES

EBITDA is defined as net income attributable to Red Lion Hotels Corporation, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).

We use EBITDA to measure financial performance because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash provided by operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

Red Lion Hotels Corporation

Disclosure of Special Items

(unaudited)

During the fourth quarter 2011, the Company recorded a $6.3 million impairment charge related to its Red Lion Denver Southeast and its Red Lion Vancouver at the Quay properties. In addition during the fourth quarter 2011, the Company recorded an impairment to its goodwill of $14.2 million. During the third quarter 2011, the Company recorded a $2.2 million impairment charge related to its Red Lion Colonial Hotel in Helena, Montana. Additionally, in the second quarter 2011, the Company recorded a $33.5 million gain from the sale of its Red Lion Hotel on Fifth Avenue in Seattle, Washington. In the fourth quarter of 2010, the Company recorded an impairment charge of $5.7 million and a $1.5 million credit both related to the termination of a franchise and sublease agreement for the Red Lion Hotel Sacramento at Arden Village. Additionally, in the first quarter of 2010, the Company recorded an expense of $1.2 million resulting from the separation of the Company’s former President and Chief Executive Officer. As a result, the operations as presented in the accompanying financial statements for the three months and year ended December 31, 2011 compared to 2010 do not reflect a meaningful comparison between periods. The following table represents a reconciliation of EBITDA from continuing operations before special items to EBITDA from continuing operations per the consolidated statement of operations.

	Three months ended December 31,
	2011	2010
($ in thousands)	EBITDA from continuing operations (1)	EBITDA from continuing operations (1)
Amount before special items	$1,702	$760
Special items:
Asset impairment charges (2)	(6,274)	(5,733)
Goodwill impairment charge (2)	(14,236)	—
Franchise, sublease termination (5)	—	1,560

Amount per consolidated statement of operations	$(18,808)	$(3,413)

	Year ended December 31,
	2011	2010
($ in thousands)	EBITDA from continuing operations (1)	EBITDA from continuing operations (1)
Amount before special items	$15,598	$22,567
Special items:
Asset impairment charges (2)	(8,430)	(5,733)
Goodwill impairment charge (2)	(14,236)	—
Gain on asset disposition (3)	33,549	—
Franchise, sublease termination (5)	—	1,560
Separation costs (4)	—	(1,219)

Amount per consolidated statement of operations	$26,481	$17,175

(1)	Amount defined on the preceding table “Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation”.
(2)	Amounts as included in the line items “Asset impairment” and “Goodwill impairment” on the accompanying consolidated statements of operations.
(3)	Amount as included in the line item “Loss (gain) on asset dispositions, net” on the accompanying consolidated statements of operations.
(4)	Amount as included in the line item “Undistributed corporate expenses” on the accompanying consolidated statements of operations.
(5)	Amounts as included in the following (expense) line items on the accompanying consolidated statements of operations.

Franchise	$(257)
Hotel facility and land lease	1,817

Total	$1,560